Exhibit 99

Quarterly Shareholder Brochure of CNB Corporation

October 10, 2007

Dear Shareholders:

The following provides you a summary for the nine months ended September 30, 2007.

Net income for the Corporation for nine months was $2,262,000 or $1.84 basic earnings per share, compared to $2,484,000 or $2.01 basic earnings per share for the same period last year. Last year's net income figure included a one-time income event of $340,000 as a result of the sale of real estate to Walgreens as previously reported to you. Taking this one-time event out of the calculations, our net income for this period increased by $118,000 over the same period last year.

Deposits at the end of the third quarter increased 1.03% to $233.4 million, compared with $231.0 million the same time last year. Net loans as of September 30, 2007 increased 5.70% to $173.1 million compared to $163.8 million last year. Assets of the Corporation at the end of the third quarter increased 0.89% to $264.1 million from $261.8 million last year at the same time.

The results through the first nine months of 2007 demonstrate we are holding our own in the face of an ongoing depressed Michigan economy. Based on our performance the Board of Directors at its September 27 meeting declared a $0.42 per share dividend payable on October 10 to shareholders of record on September
27. It is the Board's belief that with the Corporation's continued strong capital position that its income, at this point in time, is best used to pay its owners. The Corporation's history of dividends has, I believe, helped support its stock price.

The Corporation's $1,000,000 redemption program, begun June 14, 2007, has resulted in the repurchase of 13,400 shares at a cost of $543,610. The redemption program along with the active promotion of market makers has greatly decreased the number of shares available for sale.

The changing of the guard from myself to Sue Eno is going very well which was to be expected given Sue's 35 years with the organization. In addition to my own retirement at the end of the year, Barb Joppich, Assistant Vice President and Indian River branch manager, will be retiring. Barb has been with the bank since 1987; she has for these many years been the face of the bank in Indian River. Barb's colleagues and customers will miss her greatly and I know I speak for us all when I wish her and her husband Alan the very best.

As always, if you have any questions or observations please call me.

Sincerely,


James C. Conboy, Jr.
President & CEO

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                           Consolidated Balance Sheets
                                   (UNAUDITED)

                             in thousands of dollars

                                                      September 30,
                                                   -------------------
                                                     2007       2006
                                                   --------   --------
ASSETS
Cash and due from banks                            $  6,197   $  6,642
Interest-bearing deposits with other financial
   institutions                                       1,304      9,065
Federal funds sold                                    7,900      6,655
                                                   --------   --------
      Total cash and cash equivalents                15,401     22,362
Securities available for sale                        50,412     57,517
Securities held to maturity (market value
   of $9,189 in 2007 and $4,908 in 2006)              9,139      4,869
Other securities                                      1,008      1,023
                                                   --------   --------
      Total investment securities                    60,559     63,409
Loans                                               174,754    165,254
   Less allowance for loan losses                    (1,667)    (1,508)
                                                   --------   --------
Loans, Net                                          173,087    163,746
Premises and equipment, net                           6,434      6,204
Other assets                                          8,609      6,035
                                                   --------   --------
      Total assets                                 $264,090   $261,756
                                                   ========   ========
LIABILITIES
Deposits
   Noninterest-bearing demand                      $ 41,473   $ 41,598
   Interest-bearing deposits                        191,877    189,368
                                                   --------   --------
         Total deposits                             233,350    230,966
Other liabilities                                     5,392      4,991
                                                   --------   --------
      Total liabilities                             238,742    235,957
SHAREHOLDERS' EQUITY
Common Stock                                          3,065      3,098
Surplus                                              19,972     20,465
Retained Earnings and Accumulated other
   Comprehensive Income/(Loss)                        2,311      2,236
                                                   --------   --------
      Total shareholders' equity                     25,348     25,799
                                                   --------   --------
      Total liabilities and shareholders' equity   $264,090   $261,756
                                                   ========   ========

                        Consolidated Statement of Income
                                   (Unaudited)

                             in thousands of dollars

                         Nine months ended September 30,

                                                2007      2006     2005
                                              -------   -------   ------
INTEREST INCOME
Interest and fees on loans                    $ 9,720   $ 8,943   $7,677
Interest on securities:
   Taxable                                      1,501     1,362    1,574
   Tax exempt                                     352       358      440
Other interest income                             594       358      189
                                              -------   -------   ------
   Total interest income                       12,167    11,021    9,880
INTEREST EXPENSE ON DEPOSITS                    4,485     3,355    2,215
                                              -------   -------   ------
NET INTEREST INCOME                             7,682     7,666    7,665
Provision  for loan losses                        206        90       90
                                              -------   -------   ------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                              7,476     7,576    7,575
                                              -------   -------   ------
NONINTEREST INCOME
   Service charges and fees                       884       765      710
   Net realized gains from sale of loans           93       113      183
   Loan servicing fees, net of amortization        96        98       94
   Gain on sale of premises and equipment           0       517        0
   Gain on life Insurance                          39         0      300
   Other income                                   140       132      143
                                              -------   -------   ------
      Total noninterest income                  1,252     1,625    1,430
                                              -------   -------   ------
NONINTEREST EXPENSES
   Salaries and benefits                        3,251     3,284    3,085
   Occupancy                                      887       812      653
   Supplies                                       155       153      125
   Other expenses                               1,325     1,473    1,730
                                              -------   -------   ------
      Total noninterest expenses                5,618     5,722    5,593
                                              -------   -------   ------
INCOME BEFORE INCOME TAXES                      3,110     3,479    3,412
Income tax expense                                848       995      906
                                              -------   -------   ------
NET INCOME                                    $ 2,262   $ 2,484   $2,506
                                              =======   =======   ======
BASIC NET INCOME PER SHARE                    $  1.84   $  2.01   $ 2.03
                                              =======   =======   ======